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                                                                     EXHIBIT 4.6
                           SAFEGUARD SCIENTIFICS, INC.

                                 RETIREMENT PLAN




        Pursuant to ARTICLE XV Amendment and Termination, the Plan is hereby amended as follows:

        Dorinda K. Culp and Janet Hoffman are removed as Trustees.

        The Trustees under this Plan are Joseph R. DeSanto and Deirdre
        Blackburn.

        The effective date of this amendment is July 1, 2001.






                                              Safeguard Scientifics, Inc.

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Date                                          Trustee


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                                              Trustee